EV Energy Partners Announces Entry Into Second Amended and Restated Credit Agreement

HOUSTON, April  27, 2011  EV Energy Partners, L.P. (Nasdaq:EVEP) today announced that it has entered into a second amended and restated five-year, $1 billion secured revolving credit agreement.  The syndicate of fifteen banks, all of whom are continuing participants in the facility, is led by JPMorgan Chase Bank, N.A. as Administrative Agent, BNP Paribas and Wells Fargo Bank, N.A as Co-Syndication Agents and Compass Bank and Citibank, N.A. as Co-Documentation Agents.  The borrowing base, which was initially set at $600 million, is scheduled to be redetermined every six months starting October 1, 2011.  EVEP currently has $187.5 million outstanding under the credit agreement.  The LIBOR interest rate margin ranges from 1.75% to 2.75%, a reduction of 0.25% to 0.50%, and the Ratio of Total Debt to EBITDAX covenant was increased to 4.25x from 4.0x.  In addition, EVEP has increased flexibility to enter into commodity price hedges.

EV Energy Partners, L.P., is a Houston based master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com